CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Report to Shareholders of Templeton Global Currency Fund (formerly Templeton Hard Currency Fund), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

February 23, 2017